Exhibit 99


[THE BEARD COMPANY LOGO]

 THE BEARD COMPANY                                                 News Release
 Enterprise Plaza, Suite 320
 5600 North May Avenue                                 Herb Mee, Jr., President
Oklahoma City, Oklahoma 73112
(405) 842-2333    OTCBB:  BRCO

                           THE BEARD COMPANY ANNOUNCES
                        TERMINATION OF SERVICES AGREEMENT

FOR IMMEDIATE RELEASE:  Tuesday, November 30, 2004

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today reported that DTE Dickerson, LLC ("DTE") has elected to terminate the Dredging Services Agreement (the "Agreement") with Beard Technologies, Inc. ("BTI") effective as of this date. Under the Agreement, which was entered into on July 14, 2004, BTI was dredging fine coal for DTE from its Dickerson #3 Pond in Harrison County, Ohio.

     The Agreement was announced by the Company on July 15 because at that time it was expected to have a material effect upon the Coal Segment's financial results during the initial two year agreement term. However, BTI was unable to meet the performance design objectives specified in the Agreement, which contained some unusually stringent requirements.

     Herb Mee, Jr., President of the Company, stated: "It is unfortunate that BTI was not able to meet DTE's performance objectives. When the Agreement was negotiated both parties recognized that BTI might not be able to meet the project design specifications, so early termination provisions were included for both parties. As it turned out, we were not able to meet the project objectives and they elected to exercise their opt-out provision under the Agreement."

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of fertilizer plants in China, and its e-commerce activities aimed at developing business opportunities to leverage starpay(TM)'s intellectual property portfolio of Internet payment methods and security technologies.

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FOR FURTHER INFORMATION CONTACT:  Herb Mee, Jr.